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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                   Under the Securities Exchange Act of 1934*



                                 SAFTLOK, INC.
                                (Name of Issuer)

                                 (Common Stock)
                         (Title of Class of Securities)

                                    78636P
                                 (CUSIP Number)

       Donovan M. Hamm, Jr., 5030 Anchor Way, Callows Bay Christiansted,
                      St. Croix 00820-4521, (809) 773-6955
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                    10/09/97
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note:    Six copies of this statement,  including all exhibits,  should be filed
with the Commission.   See Rule 13d-1(a) for other parties to whom copies are to
be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-----------------------------                    -------------------------------
CUSIP No.      78636P                              Page 2 of 2 Pages
-----------------------------                    -------------------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Hamdan Diamond Corporation
        N/A Anguillan Corporation

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        Working Capital
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                               [ ]


--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Anguilla, BWI
--------------------------------------------------------------------------------
                            7      SOLE VOTING POWER
                                   1,000,000

        NUMBER OF           ----------------------------------------------------
          SHARES            8      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY
           EACH             ----------------------------------------------------
        REPORTING           9      SOLE DISPOSITIVE POWER
          PERSON                   1,000,000
           WITH
                            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,000,000 shares

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        14.515%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        Company
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                  INCLUDE   BOTH  SIDES  OF  THE  COVER  PAGE,
                RESPONSES TO ITEMS 1-7  (INCLUDING  EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------                     ------------------------------
CUSIP No. 78636P                                    Page 3 of 3 Pages
-----------------------------                     ------------------------------

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:            10/20/97

                                                  By:  /s/ Donovan M. Hamm, Jr.
                                                       ________________________
                                                       Donovan M. Hamm, Jr.